Exhibit 99.8

PROMISSORY NOTE

February 21, 2007

FOR VALUE RECEIVED, Acquicor Management LLC (the “Borrower”), HEREBY PROMISES TO PAY to the order of Context Opportunistic Master Fund, LP (the “Buyer”), the aggregate principal amount at any time outstanding of all loans, advances, and financial accommodations made or granted by the Buyer to, or for the benefit of, the Borrower, on such dates as shown in Schedule A attached hereto and pursuant to that certain Note Purchase Agreement, dated February 14, 2007, by and between the Borrower and the Buyer (the “Agreement”), with interest thereon, and all other Obligations related thereto under the Agreement, all at the times and in the manner set forth in the Agreement. Payments are to be made in lawful currency of the United States of America in same-day or immediately available funds. Capitalized terms used (but not defined) in this Note shall have the meanings given to such terms in the Agreement.

Unless earlier due and payable under the Agreement, the Borrower shall pay the 50% of the aggregate principal amount of this Note on the First Maturity Date, and the remaining principal amount of this Note on the Second Maturity Date. Each such payment of principal shall be accompanied by all accrued and unpaid interest thereon. The Borrower may prepay any amount owing pursuant to this Note at any time and from time to time without premium or penalty, provided, however, that if the aggregate amount of interest accrued on this Note upon full repayment equals less than the Minimum Interest Amount then the Borrower shall pay to Buyer an amount equal to the shortfall.

Interest on each loan, advance or financial accommodation shall accrue at the rate of 15% per annum, subject to adjustment upon the occurrence and during the continuation of a Remedy Event and subject to the other provisions of Section 2.2 of the Agreement.

The holder of this Note is authorized to, and prior to any transfer of this Note shall, endorse on Schedule A hereto and made a part hereof the date, type and amount of each loan, advance or financial accommodation made pursuant to this Note and the date and amount of each payment made by the Borrower. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of any such loans, advances or financial accommodations.

All loans, advances or financial accommodations, together with all accrued and unpaid interest thereon shall be payable in full upon demand by the holder of this Note if any of the Remedy Events occur as described in Article VIII of the Agreement.

Nothing contained in this Note shall affect the obligation of the Borrower to make, or prevent the Borrower from making, at any time, payments of principal or interest on this Note.

This Note shall be binding upon the Borrower and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of the Buyer and its successors and assigns, including subsequent holders hereof.

The terms and provisions of this Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable law by a governmental authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.

Presentment for payment, demand for payment, notice of intent to accelerate, notice of dishonor, protest, notice of protest and any other notice or legal process of any kind are hereby waived by the Borrower.

No amendment, modification or waiver of any term or provision of this Note, nor consent to any departure by the Borrower herefrom, shall be effective unless the same shall be in writing and signed by each holder of this Note, and then such waiver, modification or consent shall be effective only in the specific instance and for the specific purpose for which given.

Nothing in this Note, expressed or implied, shall give or be construed to give any person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Note, or under any covenant, condition or provision herein contained; all its covenants, conditions and provisions being for the sole benefit of the Borrower and any holder of this Note.

This Note will not be discharged until all Obligations under the Agreement have been satisfied in full.

In the event of any conflict between the provisions of this Note and the provisions of the Agreement, the provisions of the Agreement shall control.

This Note is one of the notes referred to in the Agreement. The Borrower is subject to the duties and obligations provided in, and the holder is entitled to the rights, remedies and other benefits provided in, the Agreement. This Note is a secured note, entitled to the benefits of and security interests granted pursuant to the Agreement. The Borrower hereby agrees that the provisions of the Agreement relating to waivers, rights and remedies of the parties thereto shall apply to this Note.

THIS NOTE IN ALL RESPECTS SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT REGARD TO ANY CONFLICT OF LAW PROVISION THEREOF THAT MIGHT PREVENT THE OPERATION OF THIS PARAGRAPH.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered to the Buyer as of the date and year first above written.

Acquicor Management LLC

By:	/s/ Gilbert Amelio
Name: Gilbert Amelio
Title: Manager

Schedule A

Loans, Advances and Financial Accommodations

Date	Amount (repayment)	Type (note if repayment)	Endorsement Notation
2/21/07	$2,000,000	Loan